UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Scientific-Atlanta, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Scientific-Atlanta, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Scientific-Atlanta, Inc.

Commission File No.: 1-5517

The following is a letter sent on December 27, 2005 from Brian Koenig to all holders of options to purchase Scientific-Atlanta common stock.

Scientific-Atlanta, Inc. 5030 Sugarloaf Parkway Lawrenceville, Georgia 30044	Brian C. Koenig Senior Vice President Human Resources	Telephone : (770) 236-4633 Fax: (770) 236-4881

Memorandum

Date:	December 27, 2005
To:	All Optionees
From:	Brian Koenig
Subject:	Effect of Potential Merger on Stock Options

There have been a number of questions raised by participants in Scientific-Atlanta’s Stock Incentive Program with regard to what happens to their existing stock option grants both before and after the contemplated merger between Scientific-Atlanta and Cisco. The purpose of this memorandum is to attempt to answer these questions and to provide you with an explanation of the effect that the merger will have on your Scientific-Atlanta stock options.

What happens before the merger takes place?

Vested Stock Options: You are free to exercise any vested stock options at any time prior to the closing of the merger, unless you are otherwise restricted from trading (e.g., you possess insider information which would prohibit you from being able to trade in Scientific-Atlanta or Cisco stock). As noted in the section immediately below, you will be free to exercise your vested stock options upon completion of the shareholder vote. However, as further explained below, if you wait until closing of the merger to exercise your vested stock options, there will be a delay after the closing to allow Cisco to convert the systems.

Unvested Stock Options: All unvested options that were granted to you prior to November 18, 2005 will become fully vested and exercisable effective as of the date the Scientific-Atlanta shareholders approve the merger with Cisco. You are free to exercise your fully vested options immediately after the vesting acceleration date and before the closing of the merger (which will occur only after all applicable regulatory conditions have been met following the date Scientific-Atlanta shareholders approve the merger), unless (as noted above) you are otherwise restricted from trading. We will communicate with you when we have better information on the contemplated closing date for the merger.

Any options that were granted after November 18, 2005 (the date of the merger agreement) will not have their vesting accelerated.

As noted earlier, your ability to exercise your Scientific-Atlanta stock options will likely be restricted for a couple of days immediately preceding the closing of the merger in order to allow for any pending option exercises to complete their full processing cycle (i.e., T+3), share reconciliations to be performed and confirmed, and at closing of the merger, the electronic transfer of all option data to be transitioned to Cisco’s stock option administration system. After closing of the merger, you may continue to be restricted from exercising as the transition is completed.

We are actively working with Cisco in ensuring that any restrictions to exercise your options are minimized, and we will provide you with updates as we get closer to the date the merger is anticipated to close.

What happens as of the Merger?

At the time the merger takes place, all of your Scientific-Atlanta stock options that have not been exercised (including those that are underwater at the time the merger closes), and unvested options granted after November 18, 2005, will be converted to Cisco stock options, with the exercise price and number of converted Cisco stock options to be determined, using the following conversion formula:

•	First, an Option Exchange Ratio will be established by dividing the $43.00 per share purchase price for Scientific-Atlanta stock by the Cisco stock price, which will be determined by averaging the volume weighted average sales price for a share of Cisco stock for the ten consecutive trading days ending with the third trading day that precedes the closing date of the merger.

•	Second, the number of Cisco shares you will receive upon exercise of your converted Scientific-Atlanta option will be determined by multiplying the number of shares subject to your Scientific-Atlanta option by the Option Exchange Ratio (and rounding down to the nearest whole number of shares).

•	Third, the per share exercise price of your converted Scientific-Atlanta option after the closing of the merger will be determined by dividing the original exercise price per share of your Scientific-Atlanta option by the Option Exchange Ratio (and rounding up to the next whole penny).

The following example uses hypothetical numbers to show you how the conversion of your Scientific-Atlanta option to an option to purchase Cisco shares works:

•	Assume that the volume weighted average sales price for a share of Cisco common stock is $17.20 (this price being the hypothetical volume weighted average sales price for the ten consecutive trading days ending with the third trading day that precedes the closing date of the merger in this example).

•	The Option Exchange Ratio would be 2.5 ($43.00 / $17.20 = 2.5).

•	If an employee had a vested Scientific-Atlanta option for 1,000 shares with an exercise price of $23.00 per share, as of the closing of the merger, this option would be converted to a vested Cisco option for 2,500 shares (1,000 X 2.5 = 2,500) at an exercise price per share of $9.20 ($23.00 / 2.5 = $9.20).

•	Immediately prior to the merger, the Scientific-Atlanta option had an economic “spread” value of $20,000 ($43.00–$23.00 = $20.00 per share X 1,000 shares = $20,000).

•	Immediately after the closing of the merger, the converted Scientific-Atlanta option (now exercisable for Cisco shares) has the same economic “spread” value of $20,000 ($17.20–$9.20 = $8.00 per share X 2,500 shares = $20,000).

Please note that all other terms which applied to your original Scientific-Atlanta options prior to the closing of the merger will apply to your converted Cisco options. Of course, the amount ultimately realized under the Cisco option will vary with changes in Cisco’s stock price.

Any exercise of your Scientific-Atlanta option up until the time the merger closes (subject to any applicable restricted periods) will continue to be handled through the UBS on-line system currently in place.

Following the closing of the merger, the time during which you will have to wait to exercise your converted Scientific-Atlanta stock options depends on a number of factors, such as the closing date of the merger, final filings with the Securities and Exchange Commission and receipt of option data for conversion and uploading into Cisco’s option administration system. You will have the ability to exercise your then outstanding/converted Scientific-Atlanta options (which will be converted into options exercisable for Cisco common stock) with Cisco’s designated broker, Charles Schwab, as soon as administratively practicable after the merger closes. Please note that we are working aggressively with Cisco to make this time frame as short as possible. For example, Cisco will be working with us prior to the closing of the merger to facilitate the account opening process with Charles Schwab, so that you can have your Schwab account set-up before the closing of the merger.

If you have any questions about how this option conversion will work or about your stock options in general, please feel free to contact Beth Pollard (Ext. 64856) or me.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed merger and required shareholder approval, Scientific-Atlanta, Inc. (the “Company”) filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on December 7, 2005, and will file a definitive proxy statement with the SEC. Investors and security holders of the Company are urged to read the proxy statement, and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the merger. All documents filed by the Company with the SEC may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by contacting the Company at 5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044, (770) 236-5000 or online at http://www.sciatl.com.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company with respect to the merger. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2005 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which have been or will be filed with the SEC.